UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Asbury Automotive Group, Inc.

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[ABG Letterhead]

April 28, 2009

Ms. Gina Caires

Investment Proxy Research

Fidelity Management & Research Company

82 Devonshire Street F7C

Boston, Massachusetts 02109

Re:	Amendments to Asbury Automotive Group, Inc. Amended and Restated 2002 Equity Incentive Plan

Dear Ms. Caires,

Pursuant to our recent telephone conversations, I am writing to advise you that management of Asbury Automotive Group, Inc. (the “Company”) has committed that during the next fiscal year it will recommend to the Board of Directors of the Company that the Company’s Amended and Restated 2002 Equity Incentive Plan (the “Plan”) be amended as provided below; capitalized terms which are not herein defined shall have the meanings set forth in the Plan.

1. Subject to paragraph 3 below, Full Value Awards under the Plan should require a minimum one-year vesting period for performance-based awards and a minimum three-year vesting period, with ratable vesting during the three year period, for awards that vest based solely on continued tenure with the Company.

2. Subject to paragraph 3 below, the Committee should not have the discretion to waive vesting periods for Full Value Awards except in the case of a participant’s death, disability, or retirement, or upon a Change of Control.

3. The provisions described in paragraphs 1 and 2 above should only apply to Full Value Awards granted after the effective date of the amendment to the Plan and would not apply to 5% of the shares available for issuance under the Plan, not taking into account any awards granted under the Plan prior to the effective date of the amendment.

4. The grant of awards under the Plan to Independent Directors should either be made pursuant to an automatic formula grant provision set forth in the Plan, or if granted on a discretionary basis, be granted by a committee of the Board of Directors consisting solely of independent directors.

Please feel free to contact me at (770) 418-8225 with any comments or questions you may have.

Very truly yours,

/s/ Darlene Quashie Henry

Darlene Quashie Henry

Assistant General Counsel & Assistant Secretary